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                 DISABILITY WAIVER OF MONTHLY DEDUCTIONS RIDER
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This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy unless otherwise shown in the Policy Data.

BENEFIT - This Rider provides for the waiver of the Monthly Deduction described in Section 8 of the Policy. The Monthly Deductions will be waived as stated below provided that:

1. we receive due proof of the Total Disability of the Insured, as that term is defined in this Rider;

2. the Total Disability has existed continuously for at least six months;

3. this Rider and the Policy were in force at the time Total Disability began;
   and

4. the Policy Anniversary coinciding with or next following the Insured's 60th birthday has not passed at the time Total Disability began.

However, we will not waive Monthly Deductions for a period of more than one year prior to receiving written notice of the claim at our Administrative Office, unless notice could not reasonably have been given sooner. If this Rider was not requested at the time of a Face Amount Increase, or if the Insured did not qualify for this Rider at the time of the Face Amount Increase, Monthly Deductions attributable to that increase will not be waived.

If the Total Disability of the Insured begins during the Grace Period, a premium sufficient to cover the Monthly Deductions, as described in the Grace Period Provision in Section 7 of the Policy, must be paid to us before any Monthly Deductions will be waived.

DEFINITION OF TOTAL DISABILITY - Total Disability means that the Insured, as a result of bodily injury or disease, is unable to work at any occupation for which the Insured is qualified by education, training or experience, with due regard to his vocation and earnings prior to disability.

Total Disability also means the complete and irrevocable loss of sight in both eyes, loss of the use of both hands or both feet, or one hand and one foot.

RISKS NOT COVERED - No premium will be waived if disability results from:

1. an intentionally, self-inflicted injury; or

2. an act attributable to war, whether declared or undeclared, while the Insured is in the military service of any country.

PROOF - Before any Monthly Deduction is waived, we must receive written proof of Total Disability at our Administrative Office. Proof of continuance of disability, including medical examination by physicians we designate, must be furnished at reasonable intervals upon request. After 2 years of Total Disability, proof will not be required more often than once a year. If the required proof is not given or if the Insured recovers, no further Monthly Deductions will be waived.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider will be calculated as (a) multiplied by (b) where:

     a. is the Cost of Insurance Rate for this Rider divided by 1,000; and

     b. is the Policy Death Benefit at the beginning of the Policy Month plus any amounts of insurance provided under an Additional Insured Rider.

COST OF INSURANCE RATE - The Cost of Insurance Rates for this Rider are shown in the Policy Data. The Cost of Insurance Rates for each Policy Year will be based on the Insured's Attained Age and sex at the beginning of the Policy Year.

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EFFECT ON POLICY PROVISIONS - If Monthly Deductions are being waived as provided in this Rider, we will not allow changes in the Policy Face Amount or in the Death Benefit Option.

INCONTESTABILITY - This Rider will be incontestable, after it has been in force during the lifetime of the Insured for two years from its effective date.

TERMINATION - This Rider will terminate on the earliest of:

1. the Policy Anniversary coinciding with or next following the Insured's 60th birthday; provided that such termination will not affect any benefit which became payable because of Total Disability which began prior to that Policy Anniversary;

2. the date the Policy is surrendered, terminated, exchanged, or matures; or

3. the Monthly Anniversary coinciding with or next following the date we receive your written request to terminate this Rider.


                    UNITED INVESTORS LIFE INSURANCE COMPANY

         [SIGNATURE APPEARS HERE]            [SIGNATURE APPEARS HERE]
              Secretary                             President